Exhibit 10.22
Kips Bay Investments, LLC
8500 Normandale Boulevard
Suite 600
Bloomington, MN 55437
Attention: Nader C. Kazeminy, President
     Re: Kips Bay Medical, Inc.
Dear Mr. Kazeminy:
     As you are aware, Kips Bay Medical, Inc. (the “Company”) is in the process of doing a public offering of its common stock and has recently filed a Form S-1 Registration Statement with the Securities and Exchange Commission (the “Planned IPO”).
     The reason for this letter is to solicit a waiver of certain items which are set forth in the Investment Agreement between the Company and Kips Bay Investments, LLC (“LLC”) dated July 19, 2007 (the “Investment Agreement”) as follows:
     1. Pursuant to Section 3 of the Investment Agreement, immediately upon the execution of the Investment Agreement, the Company’s Board of Directors was to consist of three individuals, comprised of Manny Villafana and two other directors selected by Manny Villafana. As you are aware, since the date of Investment Agreement, the Company’s Board of Directors has consisted of one individual, Manny Villafana. Contemporaneously with the Company’s public offering of its common stock, the Company’s Board of Directors will consist of four individuals. By executing this letter, LLC is hereby acknowledging its prior approval of the composition of the Company’s Board of Directors subsequent to the execution of the Investment Agreement consisting solely of Manny Villafana, and of its approval of the Board of Directors being composed of four individuals after the Company becomes a public company.
     2. Pursuant to Section 6.3 of the Investment Agreement, the Company may not (among other things) create or issue any shares of capital stock of the Company, with rights, preferences or privileges that are equal or superior to any Company common stock owned by LLC. By executing this letter, LLC hereby waives its right to prohibit the Company’s issuance of its common stock solely to the extent issued in the Planned IPO as presently has been described and disclosed to LLC (including with respect to details such as aggregate offering amount and price per share) and other issuances to this date as described on Exhibit A attached hereto.

     The agreements and waivers in this letter constitute the sole agreements and waivers with regard to the specific events specified, and do not constitute any ongoing or continuing waiver, any waiver of the Sections specified as to any matters other than the particular event specified, or waiver of any other rights.
     If you are in agreement with the contents of this letter, please acknowledge so below, which such signature will constitute a waiver of the provisions of the Investment Agreement described above.

Very truly yours,
/s/ Manny Villafana
Manny Villafana

AGREED TO AND ACKNOWLEDGED:
KIPS BAY INVESTMENTS, LLC
By: /s/ Nader C. Kazeminy
Its: President

Exhibit A
1.	In July 2007, the Company issued an aggregate of 6,000,000 shares of its Common Stock to its officers and director at a per share price of $0.0167 per share for aggregate consideration of $100,000.

2.	The Company has granted stock options to purchase an aggregate of 803,000 shares of its Common Stock at exercise prices ranging from $1.00 to $7.00 per share through a total of 43 grants to executive officers, employees, director and consultants pursuant to its 2007 Long-Term Incentive Plan.

3.	The Company has issued and sold an aggregate of 1,000 shares of its Common Stock to an employee, at a price of $1.00 per share pursuant to exercises of options granted under its 2007 Long-Term Incentive Plan.

4.	During March through August 2009, the Company issued and sold in a series of closings, an aggregate of 516,241 shares of its Common Stock at a per share price of $6.00, for aggregate consideration of $3,100,000 in a private placement offering.

5.	During October 2009 through February 2010, the Company issued and sold an aggregate of 317,161 shares of its Common Stock at a per share price of $7.00, for aggregate consideration of $2,200,000 in a private placement offering.